Exhibit 99.1

Index

Consolidated Financial Statements for July 31, 2002:
Consolidated Balance Sheet	1
Consolidated Statement of Operations	2
Consolidated Statement of Cash Flows	3

RBX CORPORATION
CONSOLIDATED BALANCE SHEET
July 31, 2002
(in thousands)
(unaudited)

ASSETS
Cash and cash equivalents	$594
Accounts receivable, less allowance for doubtful accounts of $1,848	24,836
Inventories	17,495
Prepaid and other current assets	2,095

Total current assets	45,020
Property, plant and equipment, net	52,088
Intangibles	18,058
Other noncurrent assets	6,359

Total assets	$121,525

LIABILTIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$11,565
Accrued liabilities	10,928
Current portion of postretirement benefit obligation	2,780
Current portion of long-term debt	2,000

Total current liabilities	27,273

Long-term debt	42,940
Postretirement benefit obligation	24,590
Pension benefit obligation	17,149
Other liabilities	1,704

Total liabilities	113,656

Commitments and contingencies	—

Stockholders’ equity:
Common stock, $0.001 par value, 5,000,000 shares authorized, 1,000,000 shares issued and outstanding	1
Additional paid-in capital	15,160
Accumulated deficit	(7,292)

Stockholders’ equity	7,869

Total liabilities and stockholders’ equity	$121,525

RBX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
For the seven months ended July 31, 2002
(in thousands)
(unaudited)

Net sales	$98,586
Cost of goods sold	80,905

Gross profit	17,681
Selling, general and administrative costs	12,112
Reorganization items	926
Loss on disposal of fixed assets	387

Operating income	4,256

Interest expense	2,695

Income before income taxes	1,561

Income tax expense	48

Net income	$1,513

RBX CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
For the seven months ended July 31, 2002
(in thousands)
(unaudited)

OPERATING ACTIVITIES

Net income	$1,513
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,100
Loss on disposal of fixed assets	387
Change in operating assets and liabilities:
Accounts receivable	(3,467)
Inventories	(270)
Prepaid and other current assets	(221)
Accounts payable	2,562
Accrued liabilities	(5,467)
Accrued interest	1,821
Other liabilities	(1,854)

Net cash used in operating activities	(2,896)

INVESTING ACTIVITIES

Capital expenditures	(1,373)
Proceeds from disposal of fixed assets	436
Increase in restricted cash	(104)

Net cash used in investing activities	(1,041)

FINANCING ACTIVITIES

Proceeds from borrowings	105,088
Principal payments on long-term debt	(101,711)

Net cash provided by financing activities	3,377

Net decrease in cash and cash equivalents	(560)
Cash and cash equivalents:
Beginning of period	1,154

End of period	$594

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